Exhibit 10.2

STOCK PURCHASE AGREEMENT

by and between

RYVYL, INC.,

TRANSACT EUROPE HOLDINGS EOOD,

and

HAMPSTEAD HOLDINGS LTD

Dated as of January 23, 2025

i

ii

EXHIBITS

Exhibit A         Definitions

Exhibit B         Ryvyl EU Share Pledge Agreement

Exhibit C         Form of Shares Transfer Endorsement

Exhibit D         Escrow Agreement

iii

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”) entered into as of January 23, 2025, is by and between RYVYL, Inc., a corporation incorporated in the State of Nevada of the United States with a registered office located at 3131 Camino Del Rio North, Suite 1400, San Diego, California 92108, United States (the “Company”), Transact Europe Holdings EOOD, a sole owner limited liability company, registered with the Bulgarian Commercial Register and Register of Non-profit Legal Entities with the Registry Agency under UIC (ЕИК) 203296816, organized under the laws of the Republic of Bulgaria, with a registered office located at Perform Business Center, Sofia Center, Pozitano Sq 2, 3rd floor, 1000 Sofia, Bulgaria (the “Seller”) and Hampstead Holdings Ltd, a limited liability company, organized under the laws of the Republic of Bulgaria, registered with the Bulgarian Commercial Register and Register of Non-profit Legal Entities with the Registry Agency under UIC (ЕИК) 208105806, with a registered office located at 19, Maragidik Str., 2nd floor, office 1, Burgas, Bulgaria (the “Buyer”).

RECITALS

WHEREAS, the Seller, a wholly owned subsidiary of the Company, owns all of the issued and outstanding shares of capital stock of Ryvyl (EU) EAD (the “Shares”), registered with the Bulgarian Commercial Register and Register of Non-profit Legal Entities with the Registry Agency under UIC (ЕИК) 121554961, a sole owner joint stock company, organized under the laws of the Republic of Bulgaria, with a registered office located at Perform Business Center, Sofia Center, Pozitano Sq 2, 3rd floor, 1000 Sofia, Bulgaria (the “Ryvyl EU”);

WHEREAS, Ryvyl EU is an EU regulated payment and electronic money institution, located in Sofia, Bulgaria, offering innovative payment services with a global footprint (the “Business”); and

WHEREAS, the Seller wishes to sell to Buyer, and Buyer wishes to purchase from the Seller, the Shares, subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants, and agreements contained in this Agreement, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE I
DEFINITIONS AND INTERPRETATION

Section 1.01    Defined Terms. Capitalized terms used in this Agreement have the meanings specified in Exhibit A to this Agreement.

Section 1.02    Interpretation. For purposes of this Agreement:

(a)    Headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

(b)    References to Articles, Sections, and Schedules are to the Articles, Sections, and Schedules in or attached to this Agreement.

(c)    The Schedules are part of this Agreement and shall have effect as if set out in full in the body of this Agreement. Any reference to this Agreement includes the Schedules.

(d)    References to any agreement or other document means such agreement or document as amended or supplemented from time to time, unless specifically stated otherwise.

(e)    References to a law or statute means such law or statute as in force as of the date of this Agreement and includes any successor legislation thereto and any regulations promulgated thereunder.

(f)    The words “including” and “includes” shall be deemed to be followed by the words “without limitation.” Any words following the terms “including” and “includes” (or similar words, such as “for example”) shall be construed as illustrative and shall not limit the sense of the words or term preceding those terms.

(g)    The words “herein,” “hereof,” “hereby,” “hereto,” and “hereunder” refer to this Agreement as a whole.

(h)    Unless the context otherwise requires, words in the singular shall include the plural and the plural shall include the singular.

(i)    No rule of construction shall apply to the disadvantage of a party because the party was responsible for the preparation of this Agreement or any part of it.

ARTICLE II
PURCHASE AND SALE

Section 2.01    Purchase and Sale of Shares. On the terms and subject to the conditions set forth in this Agreement, on the Closing Date, the Seller shall sell to Buyer, and Buyer shall purchase from Seller, the Shares, free from any Encumbrances. The title transfer of the Shares shall be considered completed at the Closing.

Section 2.02    Escrow Agent. Seller, Ryvyl EU, Buyer and Sichenzia Ross Ference LLP as escrow agent (“Escrow Agent”) shall enter into an escrow agreement, in the form attached at Exhibit D (the “Escrow Agreement”), for the purpose of Escrow Agent serving in connection with this Agreement and the other Transaction Documents, and the transactions contemplated hereby and thereby.

ARTICLE III
PURCHASE PRICE AND TERMINATION

Section 3.01    Purchase Price. Deposit of Escrow Funds.

(a)    Purchase Price. The aggregate consideration for the purchase of the Shares to be paid by Buyer shall be USD Fifteen Million Dollars ($15,000,000) (the “Purchase Price”).

(b)    Deposit of Escrow Funds. Within three (3) Business Days following the execution of this Agreement, Buyer shall deposit the Purchase Price by wire transfer of immediately available funds into an escrow account (“Escrow Funds”) pursuant to the Escrow Agreement, which shall be delivered in accordance with Section 4.02.

Section 3.02    If Closing does not occur.

(a)     If Buyer determines, on or after the Closing Preparation Period, in its sole and absolute discretion, that, other than as a result of a breach of this Agreement by any Company Group member, Closing will not occur, whether because the Regulatory Approvals have not been obtained or for any other reason, it shall notify the Seller Group and, within five Business Days of receipt of such notice, the Seller Group jointly and severally agree to repay to Buyer US$16.5 million by wire transfer of immediately available funds.

(b)    If, on or after the Closing Preparation Period, Closing does not occur as a result of a breach of this Agreement by any Company Group member, Buyer shall, using commercially reasonable procedures, determine the fair value of the Shares (in US$ dollars) (the “Fair Value Amount”) and notify the Seller Group of such amount. Within five Business Days of receipt of such notice, the Seller Group jointly and severally agree to pay to Buyer the stated Fair Value Amount in such notice by wire transfer of immediately available funds.

ARTICLE IV
FUNDING; CLOSING

Section 4.01    Funding Deliverables. Prior to the Funding Date, the Company Group shall deliver to Buyer or the Escrow Agent as required hereunder, unless any such deliverable is waived by Buyer:

(a)    If, prior to the Funding Date,                             executes documentation obligating                       , upon receipt of USD13,000,000 (the “                      13m Payment”), to the repurchase of all shares of Company’s Series B Preferred Stock held by                        and the reduction of the outstanding balance of the Note to US$4,000,000 (or $4,050,000 in the event of a payment extension in the sole discretion of the Company) (“                       Share Repurchase and Paydown Agreement”), then Company shall deliver to Buyer copies of (x) all such executed documentation underlying the                        Share Repurchase and Paydown Agreement, (y) the fully executed waiver (in a form acceptable to the Buyer) whereby                       , Wilmington Savings Fund Society, FSB, as trustee of the Indenture dated November 2, 2021, as supplemented on November 2, 2021 (“                       Indenture”), and Company agree (A) to waive all provisions of the                       Indenture necessary to enable all transactions contemplated hereunder, including Section 801 and Section 802 thereunder, and (B) that Buyer shall not become successor, in part or whole, to the Indenture; and (z) written confirmation (in a

form acceptable to the Buyer) from                        addressed to both the Company and the Buyer that the                       13m Payment will reduce the outstanding amount due under the Note, inclusive of interest and any fees, to US$4,000,000 (or $4,050,000 in the event of a payment extension in the sole discretion of the Company);

(b)     If, prior to the Funding Date,                        executes documentation obligating                       , upon receipt of US$17,000,000 (the “                       17m Payment”), to the repurchase of all shares of Company’s Series B Preferred Stock held by                       , the full repayment of all outstanding amounts due under the Note and the immediate discharge of the                        Indenture (“                       Share Repurchase and Payoff Agreement”), then Company Shall deliver to Buyer copies of (x) all such executed documentation underlying the                        Share Repurchase and Payoff Agreement and (y) written confirmation (in a form acceptable to the Buyer) from                        addressed to both the Company and the Buyer that the                       17m Payment will fully repay all outstanding amounts due under the Note, inclusive of interest and any fees, to zero.

(c)    Company Group Disclosure Schedules;

(d)    each Transaction Document executed by the companies in the Company Group which are a party thereto;

(e)    all other agreements, documents, instruments, or certificates required to be delivered by the Company Group at or prior to the Funding Date pursuant to Section 9.01 of this Agreement;

(f)    a capacity opinion of Company’s legal counsel addressed to Buyer, dated as of the Funding Date, in the form and substance acceptable to Buyer, in respect of the Company’s entry into the Transaction Documents to which it is a party;

(g)    capacity opinions of Seller’s legal counsel addressed to Buyer, dated as of the Funding Date, in the form and substance acceptable to Buyer, in respect of Seller’s entry into the Transaction Documents to which it is a party and ensuring Perfection of the Pledge in relation to the Ryvyl EU Share Pledge Agreement, including that the share pledge endorsement[/s] required under the Ryvyl EU Share Pledge Agreement [is/are] duly signed by the authorized signatory of the Seller;

(h)    a capacity opinion of Ryvyl EU’s Bulgarian legal counsel addressed to Buyer, dated as of the Funding Date, in the form and substance acceptable to Buyer, in respect of the Ryvyl EU’s entry into the Transaction Documents to which it is a party and confirming that the Shareholders Book of Ryvyl EU is the only copy available; and

(i)    such other documents as Buyer may reasonably request to give effect to this Agreement and the transactions contemplated hereby.

Section 4.02    Transactions to be Effected at Funding.

(a)    Upon the satisfaction of all conditions under this Agreement, including those specified under ARTICLE IX, for funding by Buyer, or Buyer has waived any of such conditions, Buyer shall cause the Escrow Funds to be delivered in accordance with either subsection (i) or (ii) below of this Section 4.02(a) within five (5) Business Days following such time (the “Funding Date”):

(i)    If the                     Share Repurchase and Paydown Agreement is executed, (i) US$13,000,000 to ___  by wire transfer of immediately available funds to an account designated in writing by                   and (ii) US$2,000,000 (less any applicable payments and other expenses to be deducted from the Purchase Price, including, without limitation, US$50,000 in legal costs) to Company by wire transfer of immediately available funds to an account designated in writing by Company; or

(ii)    If the                    Share Repurchase and Payoff Agreement is executed, the Purchase Price to ___ by wire transfer of immediately available funds to an account designated in writing by                   .

(b)    Within ten (10) Business Days after the payment pursuant to Section 4.02(a)(ii), Company shall deliver to Buyer copies of (i) a payoff letter issued by                    as to the repayment and full satisfaction of the Note and (ii) a discharge letter issued by Wilmington Savings Fund Society, FSB, as trustee of the                    Indenture confirming the satisfaction and discharge of the                    Indenture.

Section 4.03    Closing. (a) The Closing is conditioned upon the fulfillment and receipt of all necessary Regulatory Approvals by the Buyer and (b) shall take place on the Closing Date, or on such later date or at such other place as Buyer may determine in its sole and absolute discretion. On the end date of the Closing Preparation Period, Buyer shall cause the Escrow Agent to release the remaining Escrowed Property (as defined in the Escrow Agreement) to Buyer, and Closing shall take place by signing on behalf and at the account of the Seller of the Shares Transfer Endorsement[/s] as defined below for unconditional and final transfer of the Shares from Seller to Buyer, which shall be attached to the Interim Shares Certificate[/s] (in Bulgarian: Временно[/и] удостоверение[/я]) as defined below, evidencing the Shares, and registration on behalf and at the account of Ryvyl EU of the transfer of the Shares from Seller to Buyer in the Shareholders Book of Ryvyl EU as defined below, as well as by submission of the necessary registration applications, along with the necessary Transaction Formalities, to the Bulgarian Commercial Register and Register of Non-profit Legal Entities with the Registry Agency and completing all other formalities for the transfer of the Shares and registration thereof as required by applicable Bulgarian law.

Section 4.04    Closing Deliverables. At the Closing, the Company Group shall deliver to Buyer the following, as applicable:

(a)    the certificate of the Secretary (or equivalent officer) of Company required by Section 10.02(e);

(b)    good standing certificates required by Section 10.02(f);

(c)    the certificate of an officer of Company required by Section 10.02(g); and

(d)    such other documents as Buyer may reasonably request to give effect to this Agreement.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF COMPANY GROUP

Except as disclosed in the documents filed by the Company with the SEC, since December 31, 2022 (the “Company SEC Documents”) at least five (5) Business Days prior to the date hereof or as set forth in the correspondingly numbered Sections of the Company Group Disclosure Schedules, each member of the Company Group, jointly and severally, represents and warrants to Buyer that the statements contained in this ARTICLE V are true and correct as of the date hereof and, subject to Section 7.09, on the Funding Date and the Closing Date.

Section 5.01    Organization; Standing and Authority; Charter Documents of Company. Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has full corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as currently conducted. Company has full corporate power and authority to enter into this Agreement and the other Transaction Documents to which it is a party, to carry out its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Company of this Agreement and the other Transaction Documents, the performance by Company of its obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Company and no other corporate proceedings on the part Company are necessary to authorize the execution and delivery of this Agreement and the other Transaction Documents and the other transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by Company, and (assuming due authorization, execution and delivery by Buyer) constitutes a legal, valid and binding obligation of Company enforceable against Company in accordance with its terms except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law. When the other Transaction Documents to which Company is or will be a party have been duly executed and delivered by Company (assuming due authorization, execution and delivery by Buyer), such Transaction Documents will constitute the legal and binding obligation of Company enforceable against it in accordance with their terms. The copies of the amended and restated articles of incorporation and amended and restated bylaws of Company as most recently filed with the Company SEC Documents are true, correct, and complete copies of such documents as in effect as of the date of this Agreement.

Section 5.02    Organization; Standing and Authority; Charter Documents; Capitalization of the Seller.

(a)    The Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the Republic of Bulgaria, and has full corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted. The Seller has full corporate power and authority to enter into the Transaction Documents to which it is a party, to carry out its obligations thereunder, and to consummate the transactions contemplated thereby. Schedule 5.02 of the Company Group Disclosure Schedules sets forth each jurisdiction in which the Seller is licensed or qualified to do business, and the Seller is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary. All corporate actions taken by the Seller in connection with this Agreement and the other Transaction Documents to which it is a party have been duly authorized. The copies of the Seller’s good standing certificate and articles of association provided to Buyer prior to the date of this Agreement are true, correct, and complete copies of such documents as in effect as of the date of this Agreement.

(b)    The authorized capital stock of the Seller consists of 4,044 shares, each of them with a value of BGN 1 (one), all of which have been duly authorized, are validly issued, fully paid and non-assessable, and are owned of record and beneficially by Company, free and clear of all Encumbrances. None of the shares were issued in violation of any agreement, arrangement or commitment to which Company or the Seller is a party or is subject to or in violation of any preemptive or similar rights of any Person.

(c)    There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any kind relating to the capital stock of the Seller or obligating the Company or the Seller to issue or sell any shares of capital stock of, or any other interest in, the Seller. The Seller does not have outstanding or authorized any stock appreciation, phantom stock, profit participation or similar rights. There are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Shares.

Section 5.03    Organization; Standing and Authority; Charter Documents; Capitalization of Ryvyl EU.

(a)    Ryvyl EU is a joint stock company duly organized, validly existing and in good standing under the laws of the Republic of Bulgaria, and has full corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on the Business as it has been and is currently conducted. Ryvyl EU has full corporate power and authority to enter into the Transaction Documents to which it is a party, to carry out its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. Schedule 5.03 of the Company Group Disclosure Schedules sets forth each jurisdiction in which Ryvyl EU is licensed or qualified to do business, and Ryvyl EU is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary. All corporate actions taken by Ryvyl EU in connection with this Agreement and the other Transaction Documents to which it is a party have been duly authorized. The copies of Ryvyl EU’s good standing certificate and articles of association provided to Buyer prior to the date of this Agreement are true, correct, and complete copies of such documents as in effect as of the date of this Agreement.

(b)    The authorized capital stock of Ryvyl EU consists of 500 ordinary materialized registered shares with voting rights, with par value of BGN 21,471.90, which constitute the Shares, all of which have been duly authorized, are validly issued, fully paid and non-assessable, and are owned of record and beneficially by the Seller, free and clear of all Encumbrances. Upon consummation of the transactions contemplated by this Agreement, Buyer shall own all of the Shares, free and clear of all Encumbrances. None of the shares from the capital of Ryvyl EU were issued in violation of any agreement, arrangement or commitment to which the Seller or Ryvyl EU is a party or is subject to or in violation of any preemptive or similar rights of any Person.

(c)    There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any kind relating to the capital stock of Ryvyl EU or obligating Seller or Ryvyl EU to issue or sell any shares of capital stock of, or any other interest in, Ryvyl EU. Ryvyl EU does not have outstanding or authorized any stock appreciation, phantom stock, profit participation or similar rights. There are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the shares from the capital of Ryvyl EU.

(d)    The Shareholders Book of Ryvyl EU as defined below is the only copy available and that it will be the only copy thereof until this Agreement is in force.

Section 5.04    No Conflicts; Approvals; Consents. The execution, delivery and performance by each member of the Company Group of this Agreement and the other Transaction Documents, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws, or other organizational documents of any member of the Company Group; (b) subject to the Regulatory Approvals, conflict with or result in a violation or breach of any provision of any Law or any Governmental Order applicable to any member of the Company Group, the Business, or the Shares; (c) require the consent, notice or other action by any Person or (d) conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel (i) any Contract to which any member of the Company Group is a party or by which any member of the Company Group is bound, or to which any of their respective properties and assets are subject, or (ii) any Permit affecting the Business or the properties, assets or business of the Seller or Ryvyl EU; or (d) result in the creation or imposition of any Encumbrance, other than Permitted Encumbrances, over any properties or assets of the Seller or Ryvyl EU. No consent, approval, Permit, Governmental Order, or declaration or filing with or notice to any Governmental Authority is required by or with respect to any member of the Company Group in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, except for the Regulatory Approvals and as set forth in Schedule 5.04(c) of the Company Group Disclosure Schedules. The transfer of the Shares by Seller to Buyer does not require the approval of Company’s stockholders pursuant to applicable Law or the rules and regulations of NASDAQ, and Company has received written advice from its outside counsel and accountants that such approval is not required.

Section 5.05    SEC Filings; Financial Statements; NASDAQ.

(a)    Company has timely filed with or furnished to, as applicable, the SEC all Company SEC Documents required to be filed or furnished by it with the SEC. True, correct, and complete copies of all Company SEC Documents are publicly available on EDGAR. As of their respective filing dates or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of the last such amendment or superseding filing (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), each of the Company SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act, and the Sarbanes-Oxley Act, and the rules and regulations of the SEC thereunder applicable to such Company SEC Documents. None of the Company SEC Documents, including any financial statements, schedules, or exhibits included or incorporated by reference therein at the time they were filed (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of the last such amendment or superseding filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. To the Knowledge of Company, none of the Company SEC Documents is the subject of ongoing SEC review or outstanding SEC investigation and there are no outstanding or unresolved comments received from the SEC with respect to any of the Company SEC Documents. None of Company’s Subsidiaries is required to file or furnish any forms, reports, or other documents with the SEC and neither Company nor any of its Subsidiaries is required to file or furnish any forms, reports, or other documents with any securities regulation (or similar) regime of a non-United States Governmental Authority.

(b)    Each of the consolidated financial statements (including, in each case, any notes and schedules thereto) contained in or incorporated by reference into the Company SEC Documents (“Company Financial Statements”): (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto as of their respective dates; (ii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto and, in the case of unaudited interim financial statements, as may be permitted by the SEC for Quarterly Reports on Form 10-Q or other rules and regulations of the SEC); and (iii) fairly presented in all material respects the consolidated financial position and the results of operations and cash flows of Company and its consolidated Subsidiaries as of the respective dates of and for the periods referred to in such financial statements, subject, in the case of unaudited interim financial statements, to normal and year-end audit adjustments as permitted by the applicable rules and regulations of the SEC (but only if the effect of such adjustments would not, individually or in the aggregate, be material).

(c)    Company is in compliance in all material respects with all of the applicable listing and corporate governance rules of NASDAQ.

Section 5.06    Undisclosed Liabilities. No member of the Company Group has any Indebtedness, obligations or liabilities of any kind other than those (a) set forth on Schedule 5.06 of the Company Disclosure Schedules, (b) fully reflected in, reserved against or otherwise described in the Company Financial Statements, or (c) incurred in the ordinary course of business and not required to be reflected in the Company Financial Statements.

Section 5.07    Absence of Certain Events and Conditions. Since the unaudited balance sheet date of September 30, 2024 (the “Balance Sheet Date”), and other than in the ordinary course of business consistent with past practice, there has not been, with respect to the Business, the Shares, or the Seller or Ryvyl EU, any:

(a)    event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b)    amendment of the charter, by-laws, or other organizational documents of the Seller or Ryvyl EU;

(c)    change in the Seller’s or Ryvyl EU’s capital structure, including any issuance, sale or other disposition of the Seller’s or Ryvyl EU’s capital stock, or grant of any options, warrants or other rights to purchase or otherwise obtain any of its capital stock, or split, combination or reclassification of any shares of its capital stock;

(d)    declaration or payment of dividends or other distributions from the Seller or Ryvyl EU, other than in the ordinary course of business consistent with past practice;

(e)    issuance, incurrence, assumption or guaranty of Indebtedness;

(f)    commitment for capital expenditures in excess of US$250,000;

(g)    mortgage, pledge or otherwise encumber any of the Shares or the assets of the Seller or Ryvyl EU, or acquisition of any assets of the Business, or sale, assignment or other transfer or disposition of any assets of the Business, except for Permitted Encumbrances or in the ordinary course of business;

(h)    change to the methods, principles or elections relating to accounting for the Business or Taxes for the Seller or Ryvyl EU;

(i)    change to employee compensation or status, including increasing employee compensation, implementing new bonus, benefit or other incentive plans, entering into new (or materially modifying existing) severance, pension, or senior level employment agreements, or entering into new (or materially modifying existing) collective bargaining agreements;

(j)    entry into any Contract that would constitute a Material Contract, or any material modification to or termination or cancellation of a Material Contract;

(k)    transfer or assignment of or grant of any license or sublicense under or with respect to any Intellectual Property or Intellectual Property Agreements; and

(l)    damage, destruction or loss, or any interruption in use, of any of the assets of the Seller or Ryvyl EU, whether or not covered by insurance.

Section 5.08    Material Contracts and Permits.

(a)    Schedule 5.08(a) of the Company Group Disclosure Schedules lists each of the Material Contracts in effect on the date of this Agreement to which either the Seller or Ryvyl EU is a party or any of their assets are bound. Each Material Contract is valid and binding the Seller or Ryvyl EU, as the case may be, in accordance with its terms and is in full force and effect. Neither the Seller nor Ryvyl EU is in breach of or default under, or has provided or received any notice of any intention to terminate, any such Material Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Seller and Ryvyl EU each has made available to Buyer complete and correct copies of each Material Contract.

(b)    Schedule 5.08(b) of the Company Group Disclosure Schedules lists all Permits required for the operation of the Business as presently conducted by the Company Group (collectively, “Material Permits”). The Company Group currently has all such Material Permits, each of which is valid and in full force and effect. No member of the Company Group has received written notice of any default or violation which remains uncured under any Material Permit. All Material Permits are transferable to Buyer without notice or consent from any Person or Governmental Authority.

Section 5.09    Leased Real Property. With respect to Leased Real Property, Seller has delivered or made available to Buyer complete and correct copies of each lease to which the Seller and Ryvyl EU is a party. The Seller and Ryvyl EU are not sublessors under any sublease or other instrument granting to any other Person any right to the possession, lease, occupancy or enjoyment of any Leased Real Property. The use and operation of the Leased Real Property in the conduct of the Seller’s or Ryvyl EU’s Business does not violate in any material respect any Law, covenant, condition, restriction, easement, license, permit, or agreement.

Section 5.10    Intellectual Property.

(a)    Section 5.10(a) of the Company Group Disclosure Schedules contains a true and complete list, as of the date hereof, of all: (i) Ryvyl EU IP that is the subject of any issuance, registration, certificate, application, or other filing by, to or with any Governmental Authority or authorized private registrar, including patents, patent applications, trademark registrations and pending applications for registration, copyright registrations and pending applications for registration, and internet domain name registrations (collectively, the “Ryvyl EU Registered IP”), specifying as to each, as applicable: the title, mark, or design; the record owner and inventor(s), if any; the jurisdiction by or in which it has been issued, registered, or filed; the patent, registration, or application serial number; the issue, registration, or filing date; and the current status; (ii) material unregistered trademarks; and (iii) all proprietary Software of Ryvyl EU.

(b)    Ryvyl EU is the sole and exclusive owner of all right, title, and interest in and to Ryvyl EU Registered IP, and has the valid and enforceable right to use all other Intellectual Property used in or necessary for the conduct of the Business as currently conducted by Ryvyl EU (“Ryvyl EU IP”), in each case, free and clear of all Encumbrances other than Permitted Encumbrances, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Ryvyl EU has entered into binding, valid and enforceable, written Contracts with each current and former employee and independent contractor whereby such employee or independent contractor (i) acknowledges Ryvyl EU’s exclusive ownership of all Intellectual Property invented, created, or developed by such employee or independent contractor within the scope of his or her employment or engagement with Ryvyl EU; (ii) grants to Ryvyl EU a present, irrevocable assignment of any ownership interest such employee or independent contractor may have in or to such Intellectual Property; and (iii) irrevocably waives any right or interest, including any moral rights, regarding any such Intellectual Property, to the extent permitted by applicable Law. Seller has provided Buyer true and complete copies of all such Contracts. All assignments and other instruments necessary to establish, record, and perfect Ryvyl EU’s ownership interest in the Ryvyl EU Registered IP have been validly executed, delivered, and filed with the relevant Governmental Authority and authorized registrars.

(c)    The Ryvyl EU’s rights in Ryvyl EU IP are valid, subsisting, and enforceable, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Ryvyl EU has taken reasonable steps to maintain Ryvyl EU IP and to protect and preserve the confidentiality of all trade secrets included in Ryvyl EU IP, except where the failure to take such actions would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(d)    Except as would not be reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, to the Knowledge of Seller Group: (i) the conduct of the Business and the business of Ryvyl EU has not infringed, misappropriated, or otherwise violated, and is not infringing, misappropriating, or otherwise violating, any Intellectual Property of any other Person; and (ii) no third party is infringing upon, violating, or misappropriating any Ryvyl EU IP.

(e)    There are no Legal Actions pending or, to the Knowledge of Seller, threatened: (i) alleging any infringement, misappropriation, or violation by Ryvyl EU of the Intellectual Property of any Person; or (ii) challenging the validity, enforceability, or ownership of any Ryvyl EU IP or the Ryvyl EU’s rights with respect to any Ryvyl EU IP, in each case except for such Legal Actions that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Ryvyl EU is not subject to any outstanding Governmental Order that restricts or impairs the use of any Ryvyl EU IP, except where compliance with such Governmental Order would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(f)    Section 5.10(f) of the Company Group Disclosure Schedules contains a correct, current and complete list of all Ryvyl EU IP Agreements: (A) by Ryvyl EU to another Person or (B) by another Person to Ryvyl EU, in either case except any (1) Contract under which any Intellectual Property or technology is licensed on a non-exclusive basis to a contractor or vendor of Ryvyl EU for the benefit of and to provide services to Ryvyl EU; (2) non-exclusive license granted by Ryvyl EU to its customers in the ordinary course;

(3) off-the-shelf software licensed pursuant to a click-wrap or shrink wrap Contract or other unmodified standard contract form; or (4) Contract containing a non-exclusive license that is merely incidental to the transaction contemplated in such Contract, the commercial purpose of which is primarily for something other than such license, such as an equipment lease or distribution or marketing Contract that includes an incidental license to use the trademarks of either party thereto for the purposes of advertising or marketing.

Section 5.11    IT Systems; Privacy and Data Security.

(a)    In the past twelve (12) months, there has been no malfunction, failure, continued substandard performance, denial-of-service, or other cyber incident, including any cyberattack, or other impairment of Seller IT Systems or Ryvyl EU IT Systems, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Seller and Ryvyl EU have taken all reasonable best effort steps to safeguard the confidentiality, availability, security, and integrity of Seller IT Systems and Ryvyl EU IT Systems respectively, including implementing and maintaining appropriate backup, disaster recovery, and software and hardware support arrangements, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)    The Seller and Ryvyl EU have complied with all applicable Laws and all internal or publicly posted policies, notices, and statements concerning the collection, use, processing, storage, transfer, and security of personal information in the conduct of the their businesses, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. In the past twelve (12) months, neither Seller nor Ryvyl EU have: (i) experienced any actual, alleged, or suspected data breach or other security incident involving personal information in their possession or control; or (ii) been subject to or received any notice of any audit, investigation, complaint, or other Legal Action by any Governmental Authority or other Person concerning the its collection, use, processing, storage, transfer, or protection of personal information or actual, alleged, or suspected violation of any applicable Law concerning privacy, data security, or data breach notification, and to the Knowledge of Seller Group, there are no facts or circumstances that could reasonably be expected to give rise to any such Legal Action, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.12     Taxes. Except as set forth in Schedule 5.12 of the Company Group Disclosure Schedules:

(a)    All income and other material Tax Returns required to be filed on or before the Funding Date by the Seller and Ryvyl EU, all income Tax Returns required to be filed by any Affiliated Group for a taxable period during which the Seller or Ryvyl EU was a member of such Affiliated Group, and all income and other material Tax Returns required to be filed by Ryvyl EU or its Affiliates with respect to the Business, have been duly and timely filed with the appropriate taxing authority in all jurisdictions in which such Tax Returns are required to be filed, and all such Tax Returns are, or will be, true, complete and correct in all material respects. All Taxes due and payable by the Seller or Ryvyl EU, all income Taxes due and payable by any Affiliated Group for each taxable period during which the Seller or Ryvyl EU was a member of such Affiliated Group, and all Taxes due and payable by Ryvyl EU or its Affiliates with respect to the Business, in each case whether or not shown on any Tax Return, have been, or will be, fully and timely paid when due.

(b)    Ryvyl EU has, and with respect to the Business, complied in all material respects with all Laws relating to the payment and withholding of Taxes (including to any employee, independent contractor, creditor, customer, or shareholder) and have duly and timely withheld and paid over to the appropriate taxing authorities all material amounts required to be so withheld and paid over under all Laws.

(c)    No claim has been made or asserted by any taxing authority in any jurisdiction where the Seller or Ryvyl EU is or may be subject to taxation by that jurisdiction.

(d)    No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of the Seller or Ryvyl EU, any income Taxes of any Affiliated Group for a taxable period during which the Seller was a member of such Affiliated Group, or any income Taxes or other material Taxes of the Seller and relating to the Business.

(e)    The Company Group has made available to the Buyer complete copies of all U.S. federal, state and local, as well as all non-U.S. income Tax Returns, and all other material Tax Returns (including property, sales and use, profits, and VAT) filed by or with respect to the Seller, the Company or Ryvyl EU for all tax periods ending after December 31, 2021, and all examination reports and statements of deficiencies assessed against, or agreed to by or with respect to the Seller, the Company or Ryvyl EU, for all tax periods ending after December 31, 2021.

(f)    Schedule 5.12(f) of the Company Group Disclosure Schedules sets forth: (i) the taxable years of the Seller as to which the applicable statutes of limitations on the assessment and collection of Taxes have not expired; (ii) those taxable years for which examinations by the taxing authorities have been completed; and (iii) those taxable years for which examinations by taxing authorities are presently being conducted.

(g)    Schedule 5.12(g) of the Company Group Disclosure Schedules sets forth: (i) all jurisdictions in which Ryvyl EU with respect to the Business, is subject to Tax, are engaged in business or have a permanent establishment; (ii) the types of Taxes paid and the types of Tax Returns filed by Ryvyl EU with respect to the Business, in any jurisdiction; (iii) all of the jurisdictions that impose such Taxes and/or the duty to file such Tax Returns; (iv) any gain recognition agreement pursuant to Treasury Regulations Section 1.367(a)-8 entered into by Ryvyl EU; (v) any transfer of an intangible asset which would be subject to the rules of Section 367(d) of the Code; and (vi) all powers of attorney with respect to any Tax matter related to Ryvyl EU that would, in any manner, bind, obligate, or restrict Buyer after the Closing.

(h)     The Seller is not a “controlled foreign corporation” as defined in Section 957(a) of the Code, has never been a “passive foreign investment company” as defined in Section 1297 of the Code, is not a “surrogate foreign corporation” as defined in Section 7874(a)(2)(B) of the Code, and is not subject to U.S. federal income Tax under any provision of the Code.

(i)    All material deficiencies asserted or assessments made as a result of any examinations by any taxing authority of the Tax Returns of or related to Ryvyl EU, with respect to its Business, have been fully paid.

(j)    There are no audits or other actions or investigations by any taxing authority of any Tax Returns in progress related to Ryvyl EU with respect to the Business, nor has Ryvyl EU received any notice from any taxing authority that it intends to conduct any such an audit, action, or investigation of or related to Ryvyl EU or its Business.

(k)    There are no Encumbrances for Taxes upon any assets of the Seller or Ryvyl EU, except for Encumbrances arising as a matter of Law relating to current Taxes not yet due.

(l)    As of the Closing Date, the Seller and Ryvyl EU are not parties to, or bound by, any Tax indemnity, Tax sharing or Tax allocation agreement.

(m)    No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into or issued by any taxing authority with respect to Ryvyl EU and the Seller.

(n)    The Seller has not been a member of an affiliated, combined, consolidated or unitary Tax group for Tax purposes. The Seller has no liability for Taxes of any Person (other than the Seller) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign Tax Law), as transferee or successor, by contract or otherwise.

(o)    The Seller will not be required to include any item of income in, or exclude any item or deduction from, taxable income for any taxable period or portion thereof ending after the Closing Date as a result of:

(i)    any change in a method of accounting under Section 481 of the Code (or any comparable provision of state, local or non-US Tax Laws), or use of an improper method of accounting, for a taxable period ending on or prior to the Closing Date;

(ii)    an installment sale or open transaction occurring on or prior to the Closing Date;

(iii)    a prepaid amount received on or before the Closing Date;

(iv)    any closing agreement under Section 7121 of the Code, or similar provision of state, local or non-US Tax Law; or

(v)    any income under Section 965(a) of the Code, including as a result of any election under Section 965(h) of the Code with respect thereto.

(p)    The Seller has not been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code (or any similar provision of state, local or non-US Tax law).

(q)    The Seller is not, and has not been, a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b).

(r)    There is currently no limitation on the utilization of net operating losses, capital losses, built-in losses, tax credits or similar items of the Seller under Sections 269, 382, 383, 384 or 1502 of the Code and the Treasury Regulations thereunder (and comparable provisions of state, local or non-U.S. Law).

Section 5.13    Employment Matters. Company has made available to Buyer a list of all employees of the Seller and Ryvyl EU as of the date hereof (including any employee who is on a leave of absence of any nature, paid or unpaid), which includes for each such individual the following: (i) name; (ii) title or position (including whether full or part time); (iii) hire date; (iv) current annual base compensation rate; (v) commission, bonus or other incentive-based compensation; and (vi) a description of the fringe benefits provided.

Section 5.14    Legal Actions; Governmental Orders. There are no Legal Actions pending or, to the Knowledge of the Seller Group, threatened: (i) against or by the Seller or Ryvyl EU affecting any of their properties or assets (or by or against Company or relating to the Seller or the Shares) or (ii) against or by any member of the Company Group that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. To the Knowledge of the Seller Group, no event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Legal Action. There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting the Shares, the Seller, Ryvyl EU or any of their properties or assets. No event has occurred or circumstance exists at the Seller that would constitute or result in (with or without notice or lapse of time) a violation of any such Governmental Order.

Section 5.15    Compliance with Laws. The Company Group members are each in material compliance with all Laws applicable to the Business and the Shares and none of them has received any written notice of, or been charged with, the material violation of any Laws applicable to the Business or the Shares nor is either under investigation with respect to a material violation of any Laws applicable to the Business or the Shares. None of the Company Group members (with respect to the Business) has committed any act or made any payment in violation of, or that requires disclosure under, any Anticorruption Law.

Section 5.16    Insurance. The Seller and Ryvyl EU maintain insurance policies covering the Business and their assets, which are in full force and effect for such coverages and in such amounts as are sufficient for all requirements of Law and all agreements of the Seller and Ryvyl EU. Schedule 5.16 of the Company Group Disclosure Schedules contains a list of all such insurance policies, including with respect to each such policy, the policy name, policy number, carrier, term, type and amount of coverage, annual premium, and claim history.

Section 5.17    Material Customers. Schedule 5.17 of the Company Group Disclosure Schedules sets forth (a) each customer who has paid aggregate consideration to the Seller or Ryvyl EU for services rendered in an amount greater than or equal to USD250,000 for each of the two (2) most recent fiscal years (collectively, the “Material Customers”); and (b) the amount of consideration paid by each Material Customer during such periods. To the Knowledge of Seller Group, none of the Company Group members has received any notice from any Material Customer that any of the Seller’s or Ryvyl EU’s Material Customers intends to terminate or materially reduce or change the pricing or other terms of its business with the Seller or Ryvyl EU or has ceased, or intends to cease after the Closing, to use the Seller’s or Ryvyl EU’s services or to otherwise terminate or materially reduce its relationship with the Seller or Ryvyl EU, respectively. Since the Balance Sheet Date, no Material Customer has terminated its relationship with the Seller or Ryvyl EU or materially reduced or changed the pricing or other terms of its business with the Seller or Ryvyl EU, respectively.

Section 5.18    Full Disclosure. No representation or warranty by any member of the Company Group in this Agreement and no statement contained in the Company Group Disclosure Schedules or any certificate or other document furnished or to be furnished to Buyer pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF BUYER

Section 6.01    Organization and Qualification. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. Buyer is duly qualified or licensed to do business as a foreign entity and is in good standing in each jurisdiction where such qualification or license is required, except where the failure to be so qualified or be so licensed would not have a material adverse effect on the ability of Buyer to consummate the transactions contemplated by, and discharge its obligations under, this Agreement and the other Transaction Documents to which Buyer is a party (a “Buyer Material Adverse Effect”).

Section 6.02    Authorization. Buyer has full corporate power and authority to enter into this Agreement and the other Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other Transaction Documents to which Buyer is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary organizational action on the part of Buyer. This Agreement and each other Transaction Document to which Buyer is a party has been duly executed and delivered by Buyer and constitutes a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and general principles of equity.

Section 6.03    Non-Contravention; Consents. Neither the execution and delivery of this Agreement or any other Transaction Document by Buyer, nor the consummation of the transactions contemplated hereby or thereby, will violate or conflict with (a) any provision of Buyer’s organizational documents, (b) any Law or Governmental Order to which Buyer or any of its business or assets are bound or subject, or (c) any Contract or Permit to which Buyer is a party or by which it or any of its properties may be bound or affected. Neither the execution and delivery of this Agreement or any other Transaction Document by Buyer, nor the consummation of the transactions contemplated hereby or thereby, will require the consent, notice or other action by any Person.

ARTICLE VII
COVENANTS

Section 7.01    Conduct of Business Prior to Closing. From the date of this Agreement until the Closing, except as otherwise provided in this Agreement or with the prior written consent of Buyer (which consent shall not be unreasonably withheld or delayed), the Company shall, and shall cause the Seller and Ryvyl EU to:

(a)    conduct the Business in the ordinary course of business consistent with past practice;

(b)    use commercially reasonable efforts to: (i) preserve the present operations, organization (including management) and goodwill of the Business; and (ii) preserve the present relationships with all Persons having business dealings with the Business (including customers and suppliers);

(c)    use commercially reasonable efforts to maintain: (i) all assets of the Seller and Ryvyl EU in their current condition, ordinary wear and tear excepted; and (ii) insurance upon all assets of the Seller and Ryvyl EU in such amounts and of such kinds comparable to that in effect on the date of this Agreement;

(d)    (i) maintain the books, accounts and records of each Company Group member in the ordinary course of business; (ii) continue to collect accounts receivable and pay accounts payable of the Business in the ordinary course of business consistent with past practice using normal procedures and without discounting or accelerating payment of such accounts; (iii) use commercially reasonable efforts to comply with all contractual and other obligations applicable to the operation of the Business; and (iv) cause the Seller and Ryvyl EU to pay their debts, Taxes and other obligations when due;

(e)    cause the Seller and Ryvyl EU to comply in all material respects with all Laws applicable to them and the Business; and

(f)    not take any action which would reasonably be expected to adversely affect the ability of the parties to consummate the transactions contemplated by this Agreement or cause any of the events or circumstances described in Section 5.07 to occur.

Section 7.02    Access to Information. From the date of this Agreement until the Closing, Company shall, and shall cause the Seller and Ryvyl EU to: (i) afford Buyer and its Representatives, upon at least 48 hours’ prior written notice, reasonable access to and the right to inspect the Real Property, properties, assets, premises, books and records, Contracts, and other documents and data related to the Seller and the Shares; (ii) furnish Buyer and its Representatives with such financial, operating and other data and information related to the Seller and Ryvyl EU and the Shares as Buyer and its Representatives may reasonably request; and (iii) instruct the Representatives of each Company Group member to cooperate with Buyer and its Representatives in their investigation of the Business. Any investigation pursuant to this Section 7.02 shall be conducted during normal business hours, upon reasonable advance notice to Seller and in a manner that does not interfere with the conduct of the Business. Company shall not be required to disclose any information to the Buyer if such disclosure would: (i) jeopardize any attorney-client or other privilege or (ii) contravene any applicable Law, fiduciary duty or binding agreement entered into prior to the date of this Agreement.

Section 7.03    Exclusive Dealings. From the date of this Agreement until the Closing, Company and the Seller shall not (and shall direct their Representatives not to): (a) solicit, initiate, entertain, consider, encourage or accept the submission of any proposal or offer from any third party relating to the acquisition (whether by merger, purchase of stock, purchase of assets, or otherwise) of all or substantially all or any significant part of the Business, the Shares, the Seller or Ryvyl EU; or (b) participate in any discussions or negotiations (and Company, Seller and their Representatives shall immediately cease any discussions or negotiations that are ongoing) regarding, furnish any information with respect to, or assist or participate in any effort or attempt by any third party, to do any of the foregoing.

Section 7.04    Confidentiality. The Company Group shall not disclose to any other Person any information provided to it by Buyer or any of its Representatives in connection with this Agreement, and the transactions contemplated hereby and thereby, except (a) to Company Group’s advisors, officers, directors, and employees, so long as such parties are informed of the confidential nature of such information, (b) as required by applicable Law, (c) in connection with the enforcement of any rights of Seller hereunder or otherwise related to the transactions contemplated herein and to the extent that such information can be shown to have been in the public domain through no fault of any Company Group member. Buyer shall not disclose to any other Person any information provided to it by Seller or any of its Representatives in connection with this Agreement, and the transactions contemplated hereby and thereby, except (a) to Buyer’s advisors, officers, directors, and employees, so long as such parties are informed of the confidential nature of such information, (b) as required by applicable Law, (c) in connection with the enforcement of any rights of Buyer hereunder or otherwise related to the transactions contemplated herein or (d) to the extent that such information can be shown to have been in the public domain through no fault of Buyer.

Section 7.05    Non-Competition; Non-Solicitation.

(a)    For a period of six (6) months commencing on the Closing Date (the “Restricted Period”), Company and the Seller shall not, and shall not permit any of their Affiliates to, directly or indirectly: (i) engage in or assist others in engaging in the Restricted Business in the Territory; (ii) have an interest in any Person that engages directly or indirectly in the Restricted Business in the Territory in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant; or (iii) intentionally interfere in any material respect with the business relationships (whether formed prior to or after the date of this Agreement) between the Seller, Ryvyl EU and customers or suppliers of the Seller or Ryvyl EU. Notwithstanding the foregoing, Company and the Seller may own, directly or indirectly, securities of any Person traded on any national securities exchange if Company, respectively the Seller is not a controlling Person of, or a member of a group which controls, such Person and do not, directly or indirectly, own forty percent (40%) or more of any class of securities of such Person.

(b)    During the Restricted Period, Company and the Seller shall not, and shall not permit any of their Affiliates to, directly or indirectly, hire or solicit for hire any employee of, respectively, the Seller or Ryvyl EU or encourage any such employee to leave his or her employment, except that nothing in this Section 7.05(b) shall prevent Company, the Seller or any of their Affiliates from hiring any individual: (i) pursuant to a general solicitation which is not directed specifically to any employee; (ii) whose employment has been terminated by, respectively, the Seller, Ryvyl EU or Buyer; or (iii) after thirty (30) days from the date of termination of employment, if his or her employment was terminated by the employee.

(c)    During the Restricted Period, Company and the Seller shall not, and shall not permit any of their Affiliates to, directly or indirectly, solicit or entice, or attempt to solicit or entice, any clients or customers of, respectively, the Seller or Ryvyl EU or potential clients or customers of the Seller or Ryvyl EU for purposes of diverting their business or services from the Seller or Ryvyl EU.

(d)    Company acknowledges that a breach of this Section 7.05 could cause irreparable harm to Buyer for which monetary damages may not be an adequate remedy, and hereby agree that in the event of a breach by Company or Seller of any such obligations Buyer shall, in addition to any other rights and remedies that may be available to them, be entitled to seek equitable relief (including a temporary restraining order, an injunction, or specific performance).

(e)    Company and Seller acknowledge that the restrictions contained in this Section 7.05 are reasonable and necessary to protect the legitimate business interests of Buyer and that they constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement. If any covenant contained in this Section 7.05 should be determined to exceed the time, geographic, or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, or other limitations permitted by applicable Law. The covenants contained in this Section 7.05 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

Section 7.06    Preservation of Books and Records.

(a)    In order to facilitate the resolution of any claims made against or incurred by any member of the Seller Group prior to the Closing Date, or for any other reasonable purpose, for a period of six (6) months from the Closing Date, Buyer shall: (i) preserve and keep, or cause to be preserved and kept, the books and records of the Business relating to periods ending on or prior to the Closing Date; and (ii) upon reasonable notice, afford the Representatives of Company reasonable access (including the right to make, at Seller’s expense, photocopies), during normal business hours, to such books and records.

(b)    In order to facilitate the resolution of any claims made by or against or incurred by Buyer or the Seller or Ryvyl EU after the Closing Date, or for any other reasonable purpose, for a period of six (6) months following the Closing Date, Company and Seller shall: (i) preserve and keep, or cause to be preserved and kept, the books and records of Company and Seller which relate to the Business (including books and records of the Seller or relating to the Shares or Ryvyl EU) for periods prior to the Closing; and (ii) upon reasonable notice, afford the Representatives of Buyer or the Seller reasonable access (including the right to make, at the Buyer’s expense, photocopies), during normal business hours, to such books and records.

(c)    Any books and records related to Tax matters shall be retained in accordance with and for the periods set forth in ARTICLE VIII.

(d)    No party shall be obligated to provide the other party with access to any books or records pursuant to this Section 7.06 where such access would violate any Law.

Section 7.07    Public Announcements. Unless disclosure is required by Law or NASDAQ, neither the Company Group nor Buyer shall, and the Company Group and Buyer shall cause their respective Affiliates not to, issue any press release or public announcement concerning this Agreement or the transactions contemplated hereby without the prior written approval of the other party (which approval will not be unreasonably withheld or delayed), in which case the party required to make such disclosure shall allow the other party a reasonable opportunity to review and comment on such press release or public announcement in advance of such disclosure.

Section 7.08    Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents and instruments and take such further actions, as may be reasonably required to carry out the provisions of and give effect to the transactions contemplated by this Agreement.

Section 7.09    Supplemental Disclosure. From time to time prior to the date that is seven Business Days prior to the Closing Date, the Company Group shall have the right to supplement or amend the Company Group Disclosure Schedules (including adding new schedules) with respect to any matter arising, or of which it becomes aware, after the date of this Agreement (each a “Schedule Supplement”). Any disclosure in any such Schedule Supplement shall not be deemed to have cured any inaccuracy in or breach of any representation or warranty contained in this Agreement for purposes of determining whether or not the conditions set forth in Section 10.02(a) have been satisfied or for any indemnification or termination rights contained in this Agreement, provided that if Buyer has the right, but does not elect within seven Business Days of its receipt of such Schedule Supplement, to terminate this Agreement, then Buyer shall be deemed to have irrevocably waived any right to terminate this Agreement with respect to such matter and, further, shall have irrevocably waived any right to indemnification under ARTICLE XI with respect to such matter.

Section 7.10    Best Efforts. Each Company Group member shall use its best efforts to take all action and to do all things necessary, proper, or advisable in order to consummate the transactions contemplated by this Agreement and the other Transaction Documents and shall cooperate with Buyer in good faith and assist Buyer in the performance of the provisions of this Agreement and the other Transaction Documents and in consummating the transactions contemplated hereunder and thereunder, including for obtaining the Regulatory Approvals, it being understood that obtaining the Regulatory Approvals is the sole responsibility of Buyer.

ARTICLE VIII
TAX MATTERS

Section 8.01    Tax Elections, Returns, and Practices. Without the prior written consent of Buyer (which shall not be unreasonably withheld or delayed), Company shall not, and shall cause the Seller not to, make, change, or rescind any Tax election, amend or take any position on any Tax Return, take any action that would have the effect of increasing the Tax liability or reducing any Tax asset of Buyer or the Seller, or (except as may be required by Law or GAAP) make any material change to its methods of accounting or reporting income or deductions for Tax purposes from those employed in the preparation of its most recent Tax Returns, in each case if and to the extent any such action involves an issue that will recur in taxable periods of the Seller ending after the Closing Date or otherwise could adversely affect Buyer or the Seller for any taxable period including or ending after the Closing Date.

Section 8.02    Termination of Tax Sharing Agreements. Any Tax sharing, allocation, indemnity, or similar agreement or arrangement relating to the Seller shall be terminated on or before the Closing Date and have no further effect for any taxable year (whether the current year, a future year, or a past year). After such date, neither the Company nor Seller shall have any further rights or liabilities under any such agreement.

Section 8.03    Transfer Taxes. Company and Buyer shall each pay one-half of all transfer, documentary, sales, use, stamp, registration, filing, recording, transfer, value added and other such Taxes and fees (including any penalties and interest) in connection with this Agreement and the other Transaction Documents (including any real property transfer Tax and other similar Tax).

Section 8.04    Filing of Tax Returns.

(a)    Company shall prepare and timely file or cause to be prepared and timely filed: (i) any combined, consolidated or unitary Tax Return that includes any Company or any Affiliate of Company and the Seller (a “Consolidated Tax Return”); (ii) all Tax Returns (“Seller Pre-Closing Tax Returns”) that are required to be filed by or with respect to the Seller on or before the Closing Date and shall timely pay all Taxes due in respect of such Tax Returns. All such Seller Pre-Closing Tax Returns shall be prepared in a manner consistent with prior practice. At least thirty (30) days prior to the due date for filing, Company shall provide Buyer with copies of such Seller Pre-Closing Tax Returns relating specifically to the Seller, along with supporting workpapers, for Buyer’s review and comment, if and to the extent Buyer or the Seller are liable for the payment of Taxes pursuant thereto. Company shall consider in good faith any reasonable comments provided by Buyer. If Company and Buyer are unable to resolve any dispute regarding a Seller Pre-Closing Tax Return at least ten (10) Business Days prior to the due date for filing, either party may refer such dispute for resolution pursuant to Section 8.10, which resolution shall be binding on the parties.

(b)    Following the Closing, Buyer shall prepare and timely file or cause to be prepared and timely filed all Tax Returns that are required to be filed by or with respect to the Seller for taxable periods that end on or before the Closing Date and not described in Section 8.04(a) and for any Straddle Periods (“Straddle Period Tax Returns”) and shall timely pay all Taxes due in respect of such Tax Returns. At least thirty (30) days prior to the due date for filing, Buyer shall provide Company with copies of Straddle Period Tax Returns, along with supporting workpapers, for Company’s review and comment, if the Straddle Period Tax Return shows any Taxes subject to indemnification under Section 8.05. Buyer shall consider in good faith any reasonable comments provided by Company. If Company and Buyer are unable to resolve any dispute regarding a Straddle Period Return at least ten (10) days prior to the due date for filing, either party may refer such dispute for resolution pursuant to Section 8.10, which resolution shall be binding on the parties. Company shall pay to Buyer an amount equal to the portion of the Taxes with respect to any such Straddle Period Tax Return that relates to the Pre-Closing Tax Period (as determined pursuant to Section 8.06(a)), at the later of five (5) Business Days prior to the due date (including extensions) of such Straddle Period Tax Returns or upon written demand by Buyer therefore.

Section 8.05    Tax Indemnification.

(a)    Company agrees to indemnify and hold Buyer Indemnified Parties harmless from and against any and all Losses in respect of: (i) all Taxes of the Company and its Affiliates (other than the Seller) for any taxable period; (ii) all Taxes of the Seller and Ryvyl EU (A) for any taxable period ending on or before the Closing Date and (B) for the portion of any Straddle Period ending on the Closing Date; (iii) any Loss attributable to a breach of or inaccuracy in any representation or warranty made in Section 5.12; (iv) any Loss attributable to the failure of a Company Group member to perform any of its covenants or agreements contained in this ARTICLE VIII; (v) all Taxes of any member of an affiliated, consolidated, or combined group of which the Seller is or was a member on or prior to the Closing Date by reason of a liability under Treasury Regulation Section 1.1502-6 or any comparable provision of foreign, state or local Law; and (vi) all Taxes of any person imposed on the Seller arising under the principles of transferee or successor liability or by contract relating to an event or transaction occurring before the Closing Date.

(b)    Buyer agrees to indemnify and hold the Company Indemnified Parties harmless from and against any and all Losses in respect of: (i) all Taxes imposed on the Seller (A) for any taxable period beginning after the Closing Date and (B) for the portion of any Straddle Period beginning after the Closing Date; and (ii) any Loss attributable to the failure of Buyer or the Seller (after Closing) to perform any of their covenants or agreements contained in this ARTICLE VIII.

(c)    Any indemnification payments pursuant to this ARTICLE VIII shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.

Section 8.06    Straddle Period.

(a)    With respect to a taxable period that begins before and ends after the Closing Date (a “Straddle Period”), all Taxes and Tax liabilities shall be allocated to the Pre-Closing Tax Period as follows:

(i)    in the case of Taxes (A) based upon, or measured by reference to, income, receipts, profits, wages, capital or net worth, (B) imposed in connection with the sale, transfer or assignment of property, or (C) required to be withheld, such Taxes shall be deemed equal to the amount which would be payable if the taxable year ended with the Closing Date, provided that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the period ending on the Closing Date and the period after the Closing Date in proportion to the number of days in each such period; and

(ii)    in the case of other Taxes, such Taxes shall be deemed equal to the amount of such Taxes for the entire period multiplied by a fraction, the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period.

The remainder of the Taxes for the Straddle Period shall be allocated to the Post-Closing Tax Period.

(b)    With respect to all real property taxes, personal property taxes, or ad valorem obligations and similar recurring taxes and fees of the Seller, the Company shall timely file all Tax Returns due on or before the Closing Date and Buyer shall prepare and timely file all Tax Returns due after the Closing Date. If one party remits to the appropriate Taxing Authority payment for such Taxes and such payment includes the other party’s share of such Taxes, such other party shall promptly reimburse the remitting party for its share of such Taxes.

Section 8.07    Contests.

(a)    If notice of any Legal Action with respect to Taxes (“Tax Proceeding”) relating to the Seller shall be received by either party for which the other party may reasonably be expected to be liable pursuant to Section 8.05 (a “Tax Claim”), the notified party shall promptly inform the other party in writing of such Tax Claim, provided that the failure of the notified party to give the other party such notice shall not relieve the failing party of its obligations under Section 8.05 except to the extent that the other party is actually and materially prejudiced thereby.

(b)    Company shall have the right at its expense to represent the interests of Company or the Seller in any Tax Claim relating exclusively to taxable periods ending on or before the Closing Date, provided that: (i) Company shall allow Buyer and its counsel to participate in the defense of any such Tax Proceeding at Buyer’s sole expense; (ii) Company shall keep Buyer informed with respect to the status of any such Tax Proceeding; (iii) if any such Tax Proceeding involves an issue that recurs in taxable periods ending after the Closing Date or otherwise could adversely affect Buyer or the Seller for any taxable period ending after the Closing Date, then Company and Buyer shall jointly control the defense of any such Tax Proceeding, each party shall cooperate with the other party, and there shall be no settlement or closing or other agreement with respect to such Tax Proceeding without the consent of the other party, which consent shall not be unreasonably withheld; and (iv) if Company does not elect to represent the interests of Company or the Seller in any such Tax Proceeding, then Buyer or the Seller may contest such Tax Proceeding and may pay or compromise such Tax Claim with Company’s written consent, which consent shall not be unreasonably withheld.

(c)    Buyer shall represent at its expense the interests of the Seller in any Tax Claim relating to a Straddle Period, provided that: (i) Buyer shall allow Company and its counsel to participate in the defense of any such Tax Proceeding at Company’s sole expense; (ii) Buyer shall keep Company informed with respect to the status of any such Tax Proceeding; and (iii) if any such Tax Proceeding involves an issue which is the subject of indemnification by Company pursuant to Section 8.05, then Buyer and Company shall jointly control the defense of any such Tax Proceeding, each party shall cooperate with the other party, and there shall be no settlement or closing or other agreement with respect to such Tax Proceeding without the consent of the other party, which consent shall not be unreasonably withheld.

(d)    Notwithstanding anything in the Agreement to the contrary, Company shall be entitled to control in all respects, and neither Buyer nor any of their Affiliates shall be entitled to participate in, any Tax Proceeding with respect to: (i) any Tax Return of Company; or (ii) any Tax Return of a consolidated, combined, affiliated, or unitary group that includes Company or any of its Affiliates (including the Seller).

Section 8.08    Cooperation.

(a)    Buyer and each Company Group member shall furnish or cause to be furnished to each other, as promptly as practicable, such information and assistance relating to the Seller as either of them may reasonably request for the preparation and filing of any Tax Return or in connection with any audit, filing, or proceeding relating to Tax matters, including the prosecution or defense of any proceeding relating to Tax matters.

(b)    Each of Seller and Company Group member shall retain all Tax Returns, schedules, workpapers, records, and other documents in their possession relating to Tax matters of the Seller for any taxable period beginning before the Closing Date for the greater of seven years or the expiration of the applicable statute of limitations (including any extensions). Prior to destroying or discarding any Tax Returns or other such documentation, Company or Buyer (as the case may be) shall provide the other party with reasonable written notice and the opportunity to take possession of such materials.

Section 8.09    Tax Refunds. Any Tax refunds related to the Seller that are received by Buyer or the Seller after the Closing for a taxable period ending on or prior to the Closing Date shall be for the account of Company. The amount of any such Tax refunds that are received by Company after the Closing that relate to taxable periods ending after the Closing Date shall be for the account of Buyer. The amount of any Tax refunds for a taxable period that includes but does not end on the Closing Date shall be equitably apportioned between Company and Buyer. Each party shall forward to the party entitled to receive the Tax refund pursuant to this Section 8.09 (net of any Taxes payable with respect thereto), the amount of such refund within thirty (30) days after its receipt.

Section 8.10    Disputes. Any dispute as to any matter covered by this ARTICLE VIII that is not resolved between the parties shall be resolved by the Independent Accountant. The determination by the Independent Accountant shall be final and binding on the parties. The fees and expenses of the Independent Accountant shall be borne equally by Company and Buyer. The Independent Accountant shall use its best efforts to resolve the disputed items within twenty (20) days of having the items referred to it. If any dispute is not resolved prior to the due date of the related Tax Return, such Tax Return may be filed by the party responsible for preparing the Tax Return in the manner it deems correct pending resolution of such dispute under this Section 8.10.

Section 8.11    Survival. Notwithstanding anything in this Agreement to the contrary, the provisions of this ARTICLE VIII shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus sixty (60) days.

Section 8.12    Overlap. To the extent that any obligation or responsibility pursuant to ARTICLE XI may overlap with an obligation or responsibility pursuant to this ARTICLE VIII, the provisions of this ARTICLE VIII shall govern.

ARTICLE IX
CONDITIONS TO FUNDING

Section 9.01    Conditions to Obligations of Buyer. The obligations of Buyer to cause the Escrow Agent to deliver the Purchase Price in accordance with Section 4.02(a), shall be subject to the fulfillment, or the waiver by Buyer, of each of the following conditions on or prior to the seventh day after the execution of this Agreement (the “Funding Date”), which period may be extended by the Buyer, in its sole discretion, solely if all of the conditions have not been satisfied by the seventh day after execution of this Agreement:

(a)    The representations and warranties of each member of the Company Group set forth in this Agreement and in any other Transaction Document qualified as to materiality or Material Adverse Effect shall be true and correct, and those not so qualified shall be true and correct in all material respects: (i) as of the date of this Agreement; and (ii) as of the Funding Date as though made at and as of the Funding Date, except in either case to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to materiality and Material Adverse Effect shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date).

(b)    Each of Company Group member shall have performed and complied in all material respects with all obligations and agreements required by this Agreement and any other Transaction Document to be performed or complied with by each of Company Group member, as applicable, prior to the Funding Date; provided that with respect to obligations and agreements that are qualified by materiality, each of Company Group member, as applicable, shall have performed and complied in all respects.

(c)    From the date of this Agreement through and until the Funding Date, there shall not have occurred any Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Material Adverse Effect.

(d)    Either the                 Share Repurchase and Paydown Agreement or the                 Share Repurchase and Payoff Agreement has been entered into by the Seller and                 pursuant to documentation in a form acceptable to the Buyer.

(e)    The Transaction Formalities shall have been satisfied and all necessary Transaction Formalities’ documents (“Transaction Formalities Documents”) shall have been delivered to the Escrow Agent, to be held on escrow until expiration of the Closing Preparation Period.

(f)    The Ryvyl EU Share Pledge Agreement shall have been duly executed and delivered to Buyer.

(g)    The Perfection of Pledge shall have been made and sufficient evidence thereof in the sole and absolute discretion of the Buyer shall have been provided to the Buyer.

(h)    The original interim shares certificate[/s] (in Bulgarian: временно[/и] удостоверение[/я]) evidencing the Shares (“Interim Shares Certificate[/s]”), draft shares transfer endorsement[/s] for transfer of the Shares (“Shares Transfer Endorsement[/s]”) substantially in the form as per Exhibit C, and the original of the shareholders book of Ryvyl EU (“Shareholders Book of Ryvyl EU”) shall each have been delivered to the Escrow Agent, to be held on escrow until expiration of the Closing Preparation Period;

(i)    Notarized irrevocable power of attorneys executed in favor of (authorizing) Tsvetkova Bebov and Partners, member of Eversheds Sutherland, by (i) Seller as to the completing, signing and dating of the Share Transfer Endorsement[/s] on behalf of Seller and to attach the Share Transfer Endorsement[/s] to the Interim Shares Certificate[/s] (“Seller Irrevocable POA”) and (ii) by Ryvyl EU in order to update on behalf of Ryvyl EU the Shareholders Book of Ryvyl EU regarding the deletion of the pledge established over the Shares pursuant to the Ryvyl EU Share Pledge Agreement in accordance with the terms and conditions of the Ryvyl EU Share Pledge Agreement and the registration of the transfer of the Shares from Seller to Buyer upon Closing (“Ryvyl EU Irrevocable POA”, together with Seller Irrevocable POA, the “Irrevocable POAs”), shall each have been delivered to the Escrow Agent, to be held on escrow until expiration of the Closing Preparation Period;

(j)    All necessary corporate resolutions of each of Company Group member for Seller to enter into the Ryvyl EU Share Pledge Agreement shall have been delivered to the Buyer, along with all other documents required under the Ryvyl EU Share Pledge Agreement relevant to the entering into the Ryvyl EU Share Pledge Agreement and for the due performance of the obligations thereof.

(k)    All consents, approvals (other than the Regulatory Approvals), and waivers that are listed on Schedule 5.04(c) of the Company Group Disclosure Schedules shall have been received.

(l)    Buyer shall have received a certificate, dated as of the Funding Date and signed by a duly authorized officer of the Company, that each of the conditions set forth in this Section 9.01 have been satisfied.

(m)    Buyer shall have received a certificate of the Secretary (or equivalent officer) of Company certifying that (i) attached thereto are true and complete copies of all resolutions adopted by the board of directors of Company, and all competent corporate bodies of the Seller and Ryvyl EU, authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby, and (ii) Buyer shall have received a certificate of the Secretary (or equivalent officer) of the Company certifying the names and signatures of the officers of each of the Company Group members authorized to sign this Agreement, the Transaction Documents, and the other documents and instruments delivered hereunder and thereunder.

(n)    Company shall have delivered to Buyer a good standing certificate for the Seller and Ryvyl EU from the Bulgarian Commercial Register and Register of Non-profit Legal Entities with the Registry Agency.

(o)    Company shall have delivered to Buyer such other documents and instruments as the Buyer have reasonably requested and are reasonably necessary to consummate the transactions contemplated by this Agreement.

Section 9.02    Irrevocable POAs. For the avoidance of doubt, Seller and Ryvyl EU each agree and acknowledge that, for the benefit of Buyer, (a) upon Closing, pursuant to their respective Irrevocable POAs, each of the appointees thereunder are authorized by (i) Seller as to the completing, signing and dating of the Share Transfer Endorsement[/s] on behalf of Seller and to attach the Share Transfer Endorsement[/s] to the Interim Shares Certificate[/s] and (ii) by Ryvyl EU in order to update on behalf of Ryvyl EU the Shareholders Book of Ryvyl EU regarding the deletion of the pledge established over the Shares pursuant to the Ryvyl EU Share Pledge Agreement in accordance with the terms and conditions of the Ryvyl EU Share Pledge Agreement and the registration of the transfer of the Shares from Seller to Buyer upon Closing; and (b) neither the Seller Irrevocable POA nor the Ryvyl EU Irrevocable POA may be revoked at any time.

ARTICLE X
CONDITIONS TO CLOSING

Section 10.01    Conditions to Obligations of All Parties. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions, or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

Section 10.02    Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or the waiver by Buyer, at or prior to the Closing, of each of the following conditions:

(a)    Buyer has obtained the necessary Regulatory Approvals.

(b)    The representations and warranties of each the Company Group member set forth in this Agreement and any other Transaction Document qualified as to materiality or Material Adverse Effect shall be true and correct, and those not so qualified shall be true and correct in all material respects: (i) as of the date of this Agreement; and (ii) as of the Closing Date as though made at and as of the Closing Date, except in either case to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to materiality and Material Adverse Effect shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date).

(c)    Each Company Group member shall have performed and complied in all material respects with all obligations and agreements required by this Agreement and any other Transaction Document to be performed or complied with by each Company Group member, as applicable, prior to the Closing Date; provided that with respect to obligations and agreements that are qualified by materiality, each Company Group member, as applicable, shall have performed and complied in all respects.

(d)    From the date of this Agreement: (i) there shall not have occurred any Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Material Adverse Effect; and (ii) no Legal Actions shall have been instituted or threatened, or claim or demand made, against any of the Company Group members or Buyer seeking to restrain or prohibit, or to obtain material damages with respect to, the consummation of the transactions contemplated in this Agreement.

(e)    Buyer shall have received a certificate of the Secretary (or equivalent officer) of Company certifying that the resolutions provided by Company pursuant to Section 9.01(o) continue to be in full force and effect;

(f)    Company shall have delivered to Buyer a good standing certificate for the Seller and Ryvyl EU from the Bulgarian Commercial Register and Register of Non-profit Legal Entities with the Registry Agency dated within five (5) Business Days of the Closing Date;

(g)    Buyer shall have received a certificate, dated as of the Closing Date and signed by a duly authorized officer of the Company, that each of the conditions set forth in Sections 10.02(b)-(h) have been satisfied; and

(h)    Each of the Company Group members shall have delivered to Buyer such other documents and instruments as the Buyer have reasonably requested and are reasonably necessary to consummate the transactions contemplated by this Agreement.

ARTICLE XI
INDEMNIFICATION

Section 11.01    Survival of Representations, Warranties, and Covenants.

(a)    The representations and warranties of each Company Group member contained in ARTICLE V of this Agreement shall survive the Closing and shall remain in full force and effect until the date that is twelve (12) months from the Closing Date; provided that the representations and warranties in:

(i)    Section 5.01 (Organization; Standing and Authority; Charter Documents of Company), Section 5.02 (Organization; Standing and Authority; Charter Documents; Capitalization of the Seller), and Section 5.03 (Organization; Standing and Authority; Charter Documents; Capitalization of Ryvyl EU) (the “Company Fundamental Representations”) shall survive indefinitely;

(ii)    Section 5.10 (Intellectual Property) shall survive for a period of two years after the Closing; and

(iii)    Section 5.12 (Taxes) shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus sixty (60) days.

(b)    All covenants and agreements contained in this Agreement, whether of Buyer or any Company Group member, shall survive the Closing Date until the applicable statute of limitations has expired or until the expiration date for such covenant or agreement specified in this Agreement, if sooner.

(b)    The obligations of Company to indemnify and defend the Buyer Group, respectively, shall terminate upon the expiration of the applicable survival periods set forth in this Section 11.01. The parties agree that the survival periods set forth in this Section 11.01 are contractual statutes of limitations and any claim brought by a party pursuant to this ARTICLE XI must be brought or filed prior to the expiration of the applicable survival period; provided that any claim asserted in good faith in writing and with reasonable specificity (to the extent known at such time) by notice from the non-breaching party to the breaching party prior to expiration of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such each claim shall survive until finally resolved.

Section 11.02    Indemnification by Company. Subject to the terms and conditions of this ARTICLE XI, from and after the Closing, Company shall indemnify and defend Buyer, its Affiliates, and each of their respective employees, directors, officers, stockholders, agents, and Representatives (collectively, the “Buyer Group”), against, and shall hold each of them harmless from, any and all Losses incurred or sustained by the Buyer Group based upon or arising out of:

(a)    any inaccuracy in or breach of any of the representations or warranties of any Company Group member contained in this Agreement, any other Transaction Document or in any certificate or instrument delivered by or on behalf of any Company Group member pursuant to this Agreement as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date); or

(b)    any breach or non-fulfillment of any covenant, agreement, or obligation to be performed by any Company Group member under this Agreement or any other Transaction Document.

Section 11.03    Certain Limitations. The indemnification provided for in Section 11.02 shall be subject to the following limitations:

(a)    Company shall not be liable to Buyer Group for indemnification under Section 11.02(a) until the aggregate amount of all Losses in respect of indemnification under Section 11.02(a) exceeds, on a cumulative basis, an amount equal to US$5,000 (the “Basket”), in which event Company shall be liable for all such Losses in excess of the Basket. The aggregate cumulative amount of all Losses for which Company may be liable pursuant to Section 11.02(a) shall not exceed one hundred percent (100)%) of the Purchase Price (the “Cap”).

(b)    For purposes of this ARTICLE XI, the representations and warranties of the parties set forth in this Agreement shall be considered without regard to any materiality, material adverse effect, or other similar qualification applicable to such representations or warranties.

Section 11.04    Indemnification Procedures. The party making a claim under this ARTICLE XI is referred to as the “Indemnified Party” and the party against whom a claim is asserted under this ARTICLE XI is referred to as the “Indemnifying Party.”

(a)    Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Legal Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a

Representative of the foregoing (a “Third Party Claim”) against the Indemnified Party, and the Indemnified Party intends to seek indemnification under this ARTICLE XI, the Indemnified Party shall give the Indemnifying Party prompt written notice of such Third Party Claim, but in any event not later than 30 calendar days after receipt of such notice of such Third Party Claim. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, including the nature, basis, and amount thereof (to the extent known), along with copies of any relevant documents relating to the Third Party Claim. Failure to give such prompt written notice shall not relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses or is materially prejudiced by reason of such failure. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume and control the defense of the Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided that the Indemnifying Party shall not have the right to assume the defense of any Third Party Claim that seeks an injunction or other equitable relief against the Indemnified Party. If the Indemnifying Party assumes the defense of the Third Party Claim, it shall have the right (subject to Section 11.04(b)) to take such action as it deems necessary to avoid, dispute, defend, appeal, or make counterclaims relating to the Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of the Third Party Claim with its own counsel and at its own expense; provided that if in the reasonable opinion of the Indemnified Party’s counsel: (i) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (ii) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be responsible for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party does not assume the defense of the Third Party Claim within 10 days after its receipt of the Indemnified Party’s written notice of the claim, or does not diligently pursue the defense of the Third Party Claim, the Indemnified Party shall have the right to assume and control the defense (subject to Section 11.04(b)). In such case, the Indemnifying Party shall have the right to participate in the defense of such Third Party Claim at its own expense. The Indemnifying Party and Indemnified Party shall reasonably cooperate with each other in the defense of any Third Party Claim, including making available to the other Party such relevant records and personnel (at no cost, other than reimbursement of actual out-of-pocket expenses) as may be reasonably necessary for the defense of the Third Party Claim.

(b)    Settlement of Third Party Claims. Without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed), neither party shall: (i) admit to any wrongdoing by the other party; (ii) consent to entry of any judgment, injunction or other equitable relief against the other party; or (iii) enter into any settlement agreement binding the other party that (A) provides for relief other than money damages or (B) does not include the giving by each claimant or plaintiff an irrevocable release of each Indemnified Party from all liability with respect to the Third Party Claim. If a firm settlement offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim, and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to the firm offer within 5 days after its receipt of the written notice, the Indemnified Party must continue to contest or defend such Third Party Claim and, in such event, the maximum liability of the Indemnifying Party for that Third Party Claim shall not exceed the amount of the firm settlement offer.

(c)    Direct Claims. Any Action by an Indemnified Party with respect to a Loss not resulting from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party prompt written notice of the claim, but in any event not later than 30 days after the Indemnified Party becomes aware of the Direct Claim. Failure to give prompt written notice shall not relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses or is materially prejudiced by reason of such failure. The written notice shall describe the Direct Claim in reasonable detail, include copies of all material written evidence of the claim, and indicate the estimated amount of the Loss that has been or may be sustained by the Indemnified Party, to the extent known. The Indemnifying Party shall have 30 days after its receipt of such notice to respond in writing to the Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim and whether and to what extent any amount is payable in respect of the Direct Claim, and the Indemnified Party shall cooperate with the Indemnifying Party’s investigation by giving such information and assistance (including providing access to the Company’s premises, records, and personnel, and including the right to examine and copy any relevant documents or records) as the Indemnifying Party or its advisors may reasonably request. If the Indemnifying Party does not respond within such 30-day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue any available remedies consistent with the terms of this Agreement.

Section 11.05    Payments. Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable, the Indemnifying Party shall make payment within 10 Business Days by wire transfer of immediately available funds to the account designated in advance in writing by the Indemnified Party. If the Indemnifying Party does not make full payment within such 10 Business Day period, any amount past due shall accrue interest at a rate of 5% per annum, or the highest rate permitted by applicable law, whichever is less. Interest shall be calculated daily on the basis of a 365 day year and the actual number of days elapsed, from the due date until the date payment is received. The Indemnifying Party also agrees to pay reasonable attorneys’ fees and other costs of collection incurred by the Indemnified Party with respect to any past due amount. All amounts payable hereunder shall be paid in US dollars (USD), unless otherwise agreed in writing.

Section 11.06    Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for tax purposes, unless otherwise required by Law.

Section 11.07    Effect of Investigation. The representations, warranties, and covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification under this ARTICLE XI with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was, or might be inaccurate or by reason of the Indemnified Party’s waiver of any condition set forth in Section 10.02.

Section 11.08    Indemnification as Exclusive Remedy. Each party acknowledges and agrees that the sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud, criminal activity, or intentional misconduct) arising under, out of, or related to this Agreement and the transactions contemplated by this Agreement shall be the rights to indemnification set forth in this ARTICLE XI and ARTICLE VIII. Accordingly, each Party waives, to the fullest extent permitted by applicable law, any and all other rights, remedies, entitlements, and recourse (whether in contract, tort, or otherwise). Nothing in this Section 11.08 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled on account of any Person’s fraudulent, criminal, or intentional misconduct.

Section 11.09    Tax Claims. This ARTICLE XI shall not apply to Tax Claims, which shall be governed exclusively by ARTICLE VIII.

ARTICLE XII
MISCELLANEOUS

Section 12.01    Expenses. Except as otherwise provided in this Agreement or other Transaction Documents, Company and Seller, on one hand, and Buyer, on the other hand, shall bear their own Transaction Expenses.

Section 12.02    Notices. All notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered, if delivered personally to the intended recipient; (b) when received by the addressee, if sent by an internationally recognized overnight courier service; (c) on the date sent by email of a PDF document (with confirmation of receipt of the email and any attachments) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (d) on the fifth day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 12.02):

(a)    if to Company:

RYVYL Inc. 3131 Camino Del Rio North, Suite 1400 San Diego, California, United States Email: george@ryvyl.com Attention: George Oliva with a copy (which shall not constitute notice) to:

Ellenoff Grossman & Schole LLP 1345 Avenue of the Americas, 11th Floor New York, NY 10105 Email: smiller@egsllp.com Attention: Scott M. Miller, Esq.

(b)    if to Seller:

Transact Europe Holdings EOOD Perform Business Center, Sofia Center Pozitano Sq 2, 3rd floor 1000 Sofia, Bulgaria Email: george@ryvyl.com Attention: George Oliva with a copy (which shall not constitute notice) to:

Ellenoff Grossman & Schole LLP 1345 Avenue of the Americas, 11th Floor New York, NY 10105 Email: smiller@egsllp.com Attention: Scott M. Miller, Esq.

(c)    if to the Buyer:

Hampstead Holdings Ltd 19, Maragidik Str., 2nd floor, office 1 Burgas, Bulgaria Email: dcookson@washingtonminvest.com Attention: Daniel Cookson, Managing Director

with a copy (which shall not constitute notice) to:

Sichenzia Ross Ference Carmel LLP 1185 Avenue of the Americas, 31st Floor New York, New York, United States Email: mross@srfc.law Attention: Marc Ross, Esq.

Section 12.03    Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement in such jurisdiction or invalidate or render unenforceable such term or provision in any other jurisdiction.

Section 12.04    Entire Agreement. This Agreement and the other Transaction Documents constitute the entire agreement, and supersedes all prior agreements and understandings (both written and oral), among the parties regarding the subject matter hereof. If there is an inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents, the Exhibits and Schedules (other than an exception expressly set forth as such in the Company Group Disclosure Schedules), the statements in the body of this Agreement will control.

Section 12.05    Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. No Company Group member may assign its rights or obligations hereunder without the prior written consent of the Buyer, which consent shall not be unreasonably withheld or delayed. Buyer may assign its rights and obligations hereunder in its sole and absolute discretion.

Section 12.06    No Third-Party Beneficiaries. Except as provided in Section 8.05 and ARTICLE XI, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to or shall confer on any other Person any legal or equitable right, benefit, or remedy of any nature whatsoever.

Section 12.07    Amendment and Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 12.08    Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.  This Agreement shall be governed by and construed in accordance with the laws of New York. Each party agrees that the Supreme Court located in New York County or the Federal Court for the Southern District of New York, shall have exclusive jurisdiction to settle any dispute or claim arising out of or in connection with this Agreement or its subject matter or formation. Each party submits to the jurisdiction of such courts in any such action or proceeding and waives any objection to such courts as the venue of any such action or any proceeding (including that any such action or proceeding was brought in an inconvenient forum). Each party irrevocably waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Agreement.

Section 12.09    Specific Performance. Each of Company and Seller, on the one hand, and Buyer, on the other hand, acknowledge and agree that the breach of this Agreement or other failure to perform any provision of this Agreement would cause irreparable damage to the other and such other parties will not have an adequate remedy at law. Therefore, the parties shall be entitled to specific performance of the terms of this Agreement in addition to any other remedy to which they are entitled at law or in equity.

Section 12.10    Non-Recourse. This Agreement may only be enforced against, and any claim, action, suit or other legal proceeding based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party. No past, present or future director, officer, employee, incorporator, manager, member, partner, stockholder, Affiliate, agent, attorney or other Representative of any party hereto or of any Affiliate of any party hereto, or any of their successors or permitted assigns, shall have any liability for any obligations or liabilities of any party hereto under this Agreement or for any claim, action, suit or other legal proceeding based on, in respect of or by reason of the transactions contemplated hereby.

Section 12.11    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, email, or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above by their respective duly authorized officers.

COMPANY

RYVYL, INC.

By:         /s/ Fredi Nisan
               Fredi Nisan
               Chief Executive Officer

SELLER

TRANSACT EUROPE HOLDINGS EOOD

By:         /s/ Ben Errez
               Ben Errez

               General Manager

BUYER

HAMPSTEAD HOLDINGS LTD

By:         /s/ Daniel Cookson
               Daniel Cookson
               Managing Director

EXHIBIT A

DEFINITIONS

Affiliate of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

Affiliated Group means any affiliated group within the meaning of Section 1504(a) of the Code or any combined, consolidated, unitary or affiliated tax group under a similar provision of state, local or non-U.S. Tax Law.

Agreement has the meaning set forth in the preamble.

Anticorruption Law means the U.S. Foreign Corrupt Practices Act (FCPA), the UK Bribery Act 2010 (Bribery Act 2010), the Bulgarian Counter-Corruption Act (published in State Gazette Volume 84/2023, as subsequently amended), and any other anti-corruption Law or regulation applicable to the Business or the Company.

Business has the meaning set forth in the recitals.

Business Day means any day other than a Saturday, Sunday, or other day on which commercial banks located in New York are authorized or required by Law to be closed for business.

Buyer has the meaning set forth in the preamble.

Buyer Group has the meaning set forth in Section 11.02.

Cap has the meaning set forth in Section 11.03(a).

Closing means the completion of the purchase and sale of the Shares on the Closing Date.

Closing Date means the Business Day immediately following the last day of the Closing Preparation Period or such later date determined by the Buyer in its sole and absolute discretion, in each case following obtaining the Regulatory Approvals necessary for Closing to take place.

Closing Preparation Period means the period from and including the date of this Agreement to but excluding the 90th calendar day after such date as may be extended by mutual agreement between the Parties.

Code means the Internal Revenue Code of 1986, as amended.

Company has the meaning set forth in the recitals.

Company Financial Statements has the meaning set forth in Section 5.05(b).

Company Fundamental Representations has the meaning set forth in Section 11.01(a)(i).

Company Group means Company, Seller, and Ryvyl EU.

Company Group Disclosure Schedules means the disclosure schedules prepared by Company pursuant to this Agreement and delivered by Company to Buyer in accordance with this Agreement.

Company Pre-Closing Tax Returns has the meaning set forth in Section 8.04(a).

Company SEC Documents means registration statements, prospectuses, reports, schedules, forms, statements, and other documents (including exhibits and all other information incorporated by reference) filed or furnished by the Company with the SEC.

Consolidated Tax Return has the meaning set forth in Section 8.04(a).

Contracts means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

CPC Approval means the final and non-challengeable act by the Bulgarian Competition Protection Commission for clearance of the purchase of the Shares by the Buyer or final and non-challengeable confirmation by the Bulgarian Competition Protection Commission that the purchase of the Shares does not fall within the scope of the mandatory concentration clearance under the Bulgarian Competition Protection Act.

                          means                          , Inc., a holder of senior debt of the Company and all of the outstanding shares of Series B Preferred Stock.

                          Indenture has the meaning set forth in Section 4.01(a).

                          Share Repurchase and Paydown Agreement has the meaning set forth in Section 4.01(a).

                          Share Repurchase and Payoff Agreement has the meaning set forth in Section 4.01(a).

Direct Claim has the meaning set forth in Section 11.04(c).

Encumbrances means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

Escrow Agent has the meaning set forth in Section 3.01(b).

Escrow Agreement has the meaning set forth in Section 3.01(b).

Fair Value Amount has the meaning set forth in Section 3.02(b).

FDI No-objection means final and non-challengeable confirmation by the Interdepartmental Council on Screening of Foreign Direct Investments that the purchase of the Shares by the Buyer does not fall within the requirements of Chapter Six of the Bulgarian Investment Promotion Act, or, respectively final and non-challengeable no-objection (authorization) decision of the Interdepartmental Council on Screening of Foreign Direct Investments for the purchase of the Shares by the Buyer.

Funding Date has the meaning set forth in Section 9.01.

GAAP means United States generally accepted accounting principles in effect from time to time.

Governmental Authority means any federal, state, local or foreign government, or political subdivision thereof or any agency or instrumentality of any such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

Governmental Order means any order, writ, judgment, injunction, decree, stipulation, determination, or award entered by or with any Governmental Authority.

Indebtedness means, without duplication and with respect to the Seller and Ryvyl EU: (a) the principal of and premium (if any) in respect of all indebtedness for borrowed money, including accrued interest and any cost associated with prepaying any such debt; (b) the principal of and premium in respect of obligations evidenced by bonds, debentures, notes or other similar instruments, including accrued interest; (c) the principal component of all obligations to pay the deferred and unpaid purchase price of property and equipment which have been delivered; (d) capital lease obligations; (e) negative balances in bank accounts; (f) amounts in respect of checks in transit; (g) net cash payment obligations under swaps, options, derivatives and other hedging agreements or arrangements; (h) all liabilities relating to securitization or factoring programs or arrangements; and (i) all indebtedness of another Person of the kinds referred to in clauses (a) through (h) above that are directly or indirectly, jointly or severally, guaranteed in any manner.

Indemnified Party has the meaning set forth in Section 11.04.

Indemnifying Party has the meaning set forth in Section 11.04.

Independent Accountant means Simon & Edward, LLP or, if unable to serve, an independent accounting firm mutually acceptable to Company and Buyer other than Company’s accountants or Buyer’s accountants.

Intellectual Property means any and all rights in, arising out of, or associated with any of the following in any jurisdiction throughout the world: (a) trademarks and service marks, including all applications and registrations and the goodwill connected with the use of and symbolized by the foregoing; (b) copyrights, including all applications and registrations, and works of authorship, whether or not copyrightable; (c) trade secrets and confidential know-how; (d) patents and patent applications; (e) websites and web pages, social media sites and pages, and internet domain name registrations; and (f) all other intellectual property and industrial property rights and assets, and all rights, interests and protections that are associated with, similar to, or required for the exercise of, any of the foregoing.

Interim Shares Certificate[/s] has the meaning set forth in Section 9.01(g).

Knowledge means the actual or constructive knowledge, after due inquiry, of any director or officer of Company or the Seller.

Law means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

Leased Real Property means all real property leased or subleased by the Seller or Ryvyl EU that is used or held for use in the Business as lessee or lessor.

Legal Action means any legal, administrative, arbitral, or other proceedings, suits, actions, investigations, examinations, claims, audits, hearings, charges, complaints, indictments, litigations, or similar legal proceedings conducted or heard by or before any Governmental Authority, arbitrator, mediator, or other tribunal.

Losses means losses, damages, liabilities, Taxes, liens, judgments, interest, awards, penalties, fines, costs or expenses, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and pursuing any insurance providers, but excluding punitive damages, except in the case of fraud or to the extent actually awarded by to a Governmental Authority or other third party.

Material Adverse Effect means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets of any Company Group member (with respect to the Business), or (b) the ability of any Company Group member to consummate the transactions contemplated hereby on a timely basis; provided that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Business operates; (iii) any changes in financial or securities markets in general; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any natural or man-made disaster or act of God; or (vi) any action required or permitted by this Agreement, except pursuant to Section 5.04; provided further, however, that any event, occurrence, fact, condition or change referred to in clauses (i) through (vi) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on the Business compared to other participants in the industries in which the Business operates.

Material Contracts means any written Contract that: (a) represents an aggregate future liability in excess of USD 250,000 in any one fiscal year with respect to the Business or Ryvyl EU; (b) contains covenants limiting the ability of Company, Ryvyl EU or the Seller to engage in any line of business or to compete with any Person; (c) involves the Business or Ryvyl EU and has as a counterparty any Governmental Authority; (d) relates to the establishment of a joint venture or partnership with respect to the Business or Ryvyl EU; (e) relates to capital expenditures and involves future payments in excess of USD 250,000 in any one fiscal year with respect to the Business, Ryvyl EU, Seller or the Company; (f) relates to Indebtedness of the Business, Ryvyl EU or the Seller in excess of USD 250,000; (g) is a lease or similar Contract: (i) relating to any equipment, or other tangible personal property used in the Business or by Ryvyl EU involving payment of more than in excess of USD 250,000 (unless terminable without payment or penalty upon no more than 90 days’ notice) or (ii) relating to any real property on which the Business or Ryvyl EU is located; (h) relating to a material acquisition, divestiture, merger or similar transaction related to or affecting the Business, the Shares, Ryvyl EU or the Seller that has not been consummated, or that has been consummated but contains representations, covenants, indemnities or other obligations that are still in effect; (i) related to the purchase or sale of material real property used in the Business or Ryvyl EU; (j) relates to any Ryvyl EU Owned IP; or (k) is otherwise material to the Business or Ryvyl EU (other than those listed in (a) through (j) above).

Material Customers has the meaning set forth in Section 5.17.

Material Permits has the meaning set forth in Section 5.08(b).

NASDAQ means The Nasdaq Stock Market.

Note means the 8% Senior Convertible Promissory Note held by              .

Owned Real Property means all real property owned in fee by the Seller.

Perfection of the Pledge means all necessary registrations in all relevant registries and all other documents and actions which are necessary or desirable for the due perfection of the pledge in accordance with the Ryvyl EU Share Pledge Agreement.

Permitted Encumbrances means: (a) liens for Taxes not yet due and payable or being contested in good faith by appropriate procedures; (b) mechanics’, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business; (c) easements, rights of way, zoning ordinances and other similar encumbrances affecting Real Property; (d) other than with respect to Owned Real Property, liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business; and (e) other imperfections of title or Encumbrances, if any, that have not had, and would not have, a Material Adverse Effect.

Permits means all permits, licenses, clearances, exemptions, franchises, approvals, authorizations, registrations, certificates, and similar rights obtained, or required to be obtained, from Governmental Authorities.

Person means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

Pre-Closing Tax Period means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

Purchase Price has the meaning set forth in Section 3.01(a).

Real Property means the Owned Real Property and the Leased Real Property.

Regulatory Approvals means the Requisite BNB Approval, CPC Approval and FDI No-objection.

Release means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

Representative means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

Requisite BNB Approval means the preliminary approval of the Bulgarian National Bank for the Buyer to purchase the Shares from the Seller obtained in accordance with the procedure set forth in the Bulgarian Payment Services and Payment Systems Act and Ordinance No 16 of the BNB of 29 March 2018 on Granting Licenses and Approvals, Entry into the Register under Article 19 of the Law on Payment Services and Payment Systems, and Requirements to the Activity of Operators of Payment Systems with Settlement Finality.

Restricted Business means commercial and retail payment processing and software-developer of applications for such transactional processing.

Restricted Period has the meaning set forth in Section 7.05(a).

Ryvyl EU IP has the meaning set forth at Section 5.10(b).

Ryvyl EU IP Agreements means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, waivers, releases, permissions, and other Contracts, whether written or oral, relating to Intellectual Property and to which Ryvyl EU is a party, beneficiary, or otherwise bound.

Ryvyl EU Irrevocable POA has the meaning set forth in Section 9.01(h).

Ryvyl EU IT Systems means all software, computer hardware, servers, networks, platforms, peripherals, and similar or related items of automated, computerized, or other information technology networks and systems (including telecommunications networks and systems for voice, data, and video) owned, leased, licensed, or used (including through cloud-based or other third-party service providers) by Ryvyl EU.

Ryvyl EU Registered IP has the meaning set forth at Section 5.10(a).

Ryvyl EU Share Pledge Agreement means the share pledge agreement in respect of all outstanding shares from the capital of Ryvyl EU to be entered between the Seller, as pledgor, and the Buyer, as pledgee, in the form as per Exhibit B.

Schedule Supplement has the meaning set forth in Section 7.09.

SEC means the United States Securities and Exchange Commission.

Seller Group means Company and the Seller.

Seller Irrevocable POA has the meaning set forth in Section 9.01(h).

Series B Preferred Stock means the Company’s Series B Convertible Preferred Stock, par value $0.01 per share.

Shares has the meaning set forth in the recitals.

Shares Transfer Endorsement[/s] has the meaning set forth in Section 9.01(g).

Shareholders Book of Ryvyl EU has the meaning set forth in Section 9.01(g).

Straddle Period has the meaning set forth in Section 8.06(a).

Straddle Period Tax Returns has the meaning set forth in Section 8.04(b).

Taxes means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

Tax Claim has the meaning set forth in Section 8.07(a).

Tax Proceeding has the meaning set forth in Section 8.07(a).

Tax Return means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

Territory means the European Union.

Third Party Claim has the meaning set forth in Section 11.04(a).

Transaction Documents means this Agreement, the Ryvyl EU Pledge Agreement, the Escrow Agreement and any other ancillary agreement entered into by the parties in connection with this Agreement.

Transaction Expenses means all fees and expenses incurred by a party in connection with the preparation, negotiation and execution of this Agreement, the other Transaction Documents, each other agreement, document and instrument contemplated by this Agreement, and the performance and consummation of the transactions contemplated hereby and thereby.

Transaction Formalities means a notary verified power of attorney by the executive director of Ryvyl EU, on behalf of Ryvyl EU, authorizing Tsvetkova Bebov and Partners, member of Eversheds Sutherland, to make all necessary filings with the Bulgarian Commercial Register and Register of Non-profit Legal Entities with the Registry Agency in relation to the sale and purchase of the Shares pursuant to this Agreement; and any other document and action which is necessary or desirable to be provided or taken or caused to be provided or taken by Company or Seller in relation to the due performance of their obligations under this Agreement and the proper registration of the sale and purchase of the Shares in all relevant registries.

Transaction Formalities Documents has the meaning set forth in Section 9.01(d).